Exhibit 99.1

Wrap Announces $12.5 Million Financing
Led by Existing Investors

Balance Sheet is Strengthened to Scale Domestic and International Growth

LAS VEGAS, Nevada, June 14, 2019 -- Wrap Technologies, Inc. (the “Company” or “Wrap”) (Nasdaq: WRTC), an innovator of modern policing solutions, announced today that it has entered into subscription agreements for the sale of 1,923,076 units (each, a “Unit”) at a price of $6.50 per Unit in a registered direct public offering resulting in gross proceeds of $12.5 million before placement agent fees and other offering expenses.

The Company plans to use the cash proceeds to scale production, engineering, training, and distribution and to provide working capital to meet anticipated worldwide demand for the BolaWrap product and accessories.

“We are very pleased with the support of our existing investors for this funding,” said David Norris, CEO of Wrap Technologies. “One year ago, we had about $2 million in capital. This raise results in over $22 million in capital on our balance sheet, providing us with significant runway for our anticipated domestic and international expansion. We believe we have an opportunity to impact how law enforcement engages with the public for years to come.”

“I am pleasantly surprised by the rapid acceptance and tremendous demand displayed by the international community for the Bola Wrap,” said Tom Smith, President of Wrap Technologies. “Most less lethal devices previously introduced to the international community utilize some form of pain compliance to restrain and have raised questions about human rights. The BolaWrap, however, uses remote restraint, like remote handcuffs, and does not inflict pain into a subject while helping to end confrontation before it escalates further.”

Each Unit consists of one share of common stock of the Company and one common stock purchase warrant entitling the holder to purchase an additional common share at a price of $6.50 per share for a period of 24 months. The sale and issuance of the shares and warrants is expected to close on or about June 17, subject to customary closing conditions.

Dinosaur Financial Group, LLC is acting as the Company’s placement agent and Katalyst Securities, LLC as a financial advisor to the Company.

The sale and issuance of the units is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-228974), which was filed with the Securities and Exchange Commission on December 21, 2018 and was declared effective on February 14, 2019. The prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Wrap Technologies (Nasdaq:WRTC)
Wrap Technologies is an innovator of modern policing solutions. The Company’s BolaWrap 100 product is a patented, hand-held remote restraint device that discharges an eight-foot bola style Kevlar® tether to entangle an individual at a range of 10-25 feet. Developed by award winning inventor Elwood Norris, the Company’s Chief Technology Officer, the small but powerful BolaWrap 100 assists law enforcement to safely and effectively control encounters, especially those involving an individual experiencing a mental crisis. For information on the Company please visit www.wraptechnologies.com. Examples of recent media coverage are available as links under the “Media” tab of the website.

Trademark Information: BolaWrap is a trademark of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements – Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s overall business, total addressable market and expectations regarding future sales and expenses. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successful implement training programs for the use of its products; the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the ability to obtain export licenses for counties outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors included in the Company’s most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

WRAP TECHNOLOGIES’ CONTACT:
Investor Relations
800-583-2652, Ext #515
IR@wraptechnologies.com